UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2008

MINERALS TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-3295	25-1190717

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Lexington Avenue, New York, NY	10174-0002

(Address of principal executive offices)	(Zip Code)

(212) 878-1800

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2008, the Compensation Committee (the "Committee") of the Board of Directors, pursuant to the 2001 Stock Award and Incentive Plan (the "Plan"), approved the following actions with regard to the compensation of Joseph C. Muscari, Chief Executive Officer, John A. Sorel, Senior Vice President and Chief Financial Officer, Kenneth L. Massimine, Senior Vice President, D. Randy Harrison, Senior Vice President, and Kirk G. Forrest, Vice President and General Counsel, comprising the Company's "named executive officers."

2005-2007 Long-Term Incentive Program Payouts. The Committee reviewed the performance results of the 2005-2007 long-term incentive program relating to payouts of performance units. The value of each performance unit was based on attaining performance levels related to the Company's average compound annual Net Sales growth and Operating Income Margin during the three year period. As performance did not meet threshold levels (75% of target), the value of the performance units was $0. Accordingly, no payouts were made to the named executive officers under the 2005-2007 long-term incentive program.

2008 Short-Term Incentive Program. The Committee set short-term incentive (annual bonus) targets for its named executive officers for 2008. Bonus payments, if earned, range from 0% (for performance of less than 80% of target) up to 176% (for performance equal to or greater than 120% of target) of base salary for Mr. Muscari, and from 0% up to 140% of base salary for the other named executive officers. The targets set by the Committee relate to operating income, return on capital and the named executive officers' personal performance.

2008-2010 Long-Term Incentive Program. The Committee set targets and granted awards under the 2008-2010 long-term incentive program. Three types of awards are utilized as part of this program: stock options, deferred restricted stock units ("DRSUs") and performance units. The date of grant for these awards to all named executive officers was February 27, 2008.

Stock options with an exercise price equal to the average of the high and low price of the Company's common stock on the date of grant were awarded to the named executive officers. These options have a ten-year term and vest in three equal installments on each of the first three anniversaries from the date of grant.

DRSUs vest in three equal installments on each of the first three anniversaries from the date of grant. Each DRSU is the economic equivalent of one share of the Company's common stock. Shares of common stock equal to the number of DRSUs are delivered to the named executive officer upon vesting.

Performance units vest at the end of a three-year performance period and are paid out in cash at the end of the performance period. The value of each performance unit is dependent on the Company's earnings per share growth and return on capital. If performance does not meet minimum threshold levels (75% of target), the unit will be worth $0. At target performance, a unit is worth $100 and may be worth up to $300 at maximum performance levels (greater than or equal to 170% of the earnings per share target and greater than or equal to 200% of the return on capital target).

The maximum payout of a performance unit is capped based on the Company's total shareholder return ("TSR") in relation to the average TSR of the Company's peer group. If the Company's TSR is lower than that of its peer group, the maximum payout of a performance unit will be $100; if the Company's TSR is between 100% and 129% of its peer group, the maximum payout of a performance unit will be $200; and if Company's TSR is greater than or equal to 130% of its peer group, the maximum payout of a performance unit will be $300. In these cases, any amounts earned in excess of the foregoing caps will not be paid out at the end of the performance period, but may be paid out the following year if the Company's TSR equals or exceeds the average TSR of its peer group.

The following table shows the awards granted to the named executive officers under the 2008-2010 long term incentive program:

Name	Stock Options	Deferred Restricted Stock Units	Performance Units
J. Muscari	35,000	20,500	24,800*
J. Sorel	10,300	6,000	3,800
K. Massimine	11,500	6,700	4,200
D.R. Harrison	7,500	4,500	2,700
K. Forrest	7,500	4,700	2,700

*As previously disclosed, in lieu of a 2007 grant, Mr. Muscari received two grants in 2008, consisting of 12,000 performance units, one with a two-year term and the other with a three-year term and an additional 800 performance units with a three-year term granted by the Compensation Committee exercising its discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINERALS TECHNOLOGIES INC.
(Registrant)

	By:	/s/ László Serester

Name: László Serester
Title: Assistant Secretary
Date: March 4, 2008